EXHIBIT 4.1

AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

          THIS AMENDMENT, dated as of August 11, 2005, hereby amends the Employee Stock Purchase Plan (“ESPP”) of   EMISPHERE TECHNOLOGIES, INC. (“Emisphere”) a Delaware corporation, having an address at 765 Old Saw Mill River Road, Tarrytown, New York 10591.

W I T N E S S E T H:

          WHEREAS, Emisphere had previously adopted an ESPP; and

          WHEREAS, the Board of Directors (the “Board”) at a meeting held on April 7, 2005, voted to amend the manner in which options granted under the ESPP (“ESPP Options”) were to be settled by the Company;

          NOW, THEREFORE, the ESPP is amended as follows:

                    1. Notwithstanding any prior procedures or authorizations with respect to the settlement of ESPP Options, all exercises of ESPP Options shall be settled in shares of common stock of the Company, par value $.01 per share (the “Common Stock”), and no payments shall be made to holders of ESPP Options in the absence of an exercise of such options for shares of Common Stock in accordance with subsections (d) and (e) of Section 5 of the ESPP’s.

                    2. Three Hundred Thousand (300,000) shares of the Company’s Common Stock are reserved for issuance under the ESPP.

                    3. The committee that administers the ESPP may authorize the Company, to the extent requested by an ESPP Option holder and permitted by law and applicable accounting rules, to sell (or facilitate the sale of) the shares of Common Stock to be received by such option holder upon exercise of his ESPP Option and distribute to the option holder the cash proceeds received therefrom.

                    4. The appropriate officers of the Company are hereby authorized to execute such additional documents and to take such further actions, which in their judgment are in the best interests of Company and necessary, proper or advisable in order to carry out the intent and to accomplish the purpose of the foregoing Amendment, including, without limitation, the filing of a registration statement on Form S-8 or other documents required to be filed with the Securities and Exchange Commission.

                    5. Except as modified by this Agreement, the provisions of the ESPP are confirmed and approved and shall continue in full force and effect.

          IN WITNESS WHEREOF, the CEO and Secretary of Emisphere have executed this Amendment as of the day and year first above written.

EMISPHERE TECHNOLOGIES, INC.,

By:	/s/ MICHAEL GOLDBERG

Name:	Michael M. Goldberg, M.D.
Title:	Chief Executive Officer

By:	/s/ ELLIOT MAZA

Name:	Elliot M. Maza
Title:	Chief Financial Officer